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EX-99.77C  VOTES

Shareholder Voting Results

     On April 17, 2000, a special meeting of shareholders of Advantus Venture Fund, Inc. was held. Shareholders of record on February 28, 2000, were entitled to vote on the proposals described below.

(1)  To elect a Board of Directors as follows:

                                                   Votes            Votes
Director                                            For           Withheld

Charles E. Arner                                 2,776,409           551
Ellen S. Berscheid                               2,776,409           551
Ralph D. Ebbott                                  2,776,277           683
Frederick P. Feuerherm                           2,776,277           683
William N. Westhoff                              2,776,277           683

(2) To approve the elimination or modification of the following investment policies for.

                                             Votes         Votes       Votes
                                              For         Against    Withheld

A.  Modify policy regarding borrowing
and the issuance of senior securities       2,640,355      3,101       2,926

B.  Modify policy regarding concentration
in a particular industry                    2,640,200      3,303       2,879

C.  Modify policy regarding investments
in real estate and commodities              2,640,882      2,621       2,879

D.  Modify policy regarding lending         2,640,355      3,101       2,926

E.  Eliminate policy restricting
the pledging of assets                      2,640,058      2,658       3,665

F.  Eliminate policy restricting
margin purchases and short sales            2,640,876      2,580       2,926

G.  Eliminate policy prohibiting
transactions with affiliates                2,641,031      2,471       2,880

H.  Eliminate policy prohibiting
participation in a joint trading
account                                     2,640,200      3,303       2,879

I.  Eliminate policy prohibiting
options transactions                        2,640,200      2,517       3,665

3.  To approve an amendment to the
investment advisory agreement between
the Fund and Advantus Capital Management,
Inc., as described in the proxy statement   2,641,287      2,168       2,926

4.  To approve a new sub-advisory
agreement with State Street Research &
Management Company, as described in
the proxy statement                         2,640,548      2,168       3,665

5.  To ratify the selection of KPMG LLP
as independent public accountants for
the Fund                                    2,771,850      2,168       2,942


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